Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


 The Board of Directors
 Hallmark Financial Services, Inc.:

 We consent to incorporation by reference in the registration statement on Form S-8 (File No. 333-41220) of Hallmark Financial Services, Inc. and subsidiaries of our report dated March 30, 2005, relating to the consolidated balance sheets of Hallmark Financial Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Hallmark Financial Services, Inc.

 Our report refers to the January 1, 2003 adoption of the prospective method provisions for stock-based employee compensation.


 /s/ KPMG LLP
 -------------
 KPMG LLP
 Dallas, Texas
 March 30, 2005